Exhibit 3.13

FILED #	LLC1224-01

FEB 06 2001

In the Office of
/s/ Dean Heller
DEAN HELLER SECRETARY OF STATE

ARTICLES OF ORGANIZATION
OF
CASABLANCA RESORTS, LLC

a limited liability company

The undersigned, organizer, for the purpose of forming a limited liability company under the laws of the State of Nevada, does make and file these Articles of Organization hereby declaring and certifying that the facts herein stated are true:

ARTICLE 1
NAME

The name of the limited liability company shall be Casablanca Resorts, LLC.

ARTICLE 2
DURATION

The company’s existence shall be perpetual.

ARTICLE 3
PURPOSE

The purpose for which the company is formed is to conduct licensed gaming activities and to perform all acts permitted by the laws of the State of Nevada, including any activities necessary, convenient, or desirable to accomplish such purpose, and to do all things incidental thereto which are not forbidden by law or by these Articles of Organization.

Notwithstanding anything to the contrary expressed or implied in these Articles, the sale, assignment, transfer, pledge or other disposition of any interests in the limited liability company is ineffective unless approved in advance by the Nevada Gaming Commission.  If at any time the Nevada Gaming Commission finds that a Member, which owns any such interest, is unsuitable to hold that interest, the Nevada Gaming Commission shall immediately notify the limited liability company of that fact.  The limited liability company shall, within ten (10) days from the date that it receives the notice from the Nevada Gaming Commission, return to the unsuitable Member, the amount of his capital account as reflected on the books of the limited liability company.  Beginning of the date when the Nevada Gaming Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the limited liability company, it is unlawful for the unsuitable Member:  (a) to receive any share of the distributions of profits or cash or any other property of, or payments upon dissolution of, the limited liability company, other than a return of capital as required above; (b) to exercise directly or through a Trustee or nominee any voting right conferred by such interest; (c) to participate in the management of the business and the affairs of the limited liability company; or (d) to receive any remuneration in any form from the limited liability company, for services rendered or otherwise.

Any Member that is found unsuitable by the Nevada Gaming Commission shall return all evidence of any ownership in the limited liability company to the limited liability company, at which time the limited liability company shall, within ten (10) days, after the limited liability company receives notice from the Nevada Gaming Commission, return to the Member, in cash, the amount of his capital account as reflected on the books of the limited liability company, and the unsuitable Member shall no longer have any direct or indirect interest in the limited liability company.

ARTICLE 4
RESIDENT AGENT, ORGANIZER, PRINCIPAL PLACE OF BUSINESS,

Section 4.01.                         Resident Agent.  The name and address of the Resident Agent for Casablanca Resorts, LLC, is Keefer, O’Reilly & Ferrario, 325 South Maryland]’arkway, Las Vegas, Nevada 89101.

Section 4.02.                         Organizer.  The name and address of the Organizer for Casablanca Resorts, LLC is Preston B. Howard, Esq. c/o Keefer, O’Reilly & Ferrario, 325 South Maryland Parkway, Las Vegas, Nevada 89101.

Section 4.03.                         Principal Office.  The principal office of the company shall be located at 950 West Mesquite Blvd., Mesquite, NV. 89027, or such other location as the company’s manager may designate.

ARTICLE 5
MANAGER

The company is to be managed by a Manager.  The name and address of the Manager is:

RBG, LLC

950 West Mesquite Blvd.

Mesquite, NV  89027

ARTICLE 6
OPERATING AGREEMENT

The regulation and management of the affairs of the company shall be pursuant to the Operating Agreement executed and then in effect by the member(s).  The members shall have such right to admit any additional members upon the terms and conditions for admission of such additional members pursuant to the Operating Agreement.  The members shall have the right to continue the business of the company on the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a member or occurrence of any other event which might terminate the membership of a member in the company, all upon the terms as set forth in the Operating Agreement.

ARTICLE 7
AMENDMENT

These Articles of Organization may be amended, altered, changed, or repealed in the manner now or hereafter proscribed by statute or by these Articles of Organization or by the Operating Agreement, and all rights conferred upon the members are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of February, 2001, hereby declaring and certifying that the facts stated hereinabove are true.

/s/ Preston B. Howard
Preston B. Howard, Esq.

ACKNOWLEDGMENT

ss.
STATE OF NEVADA
COUNTY OF CLARK

On this 6th day of February 2001, personally appeared before me, a Notary Public, Preston B. Howard, Esq., who acknowledged to me that he executed the foregoing instrument.

/s/ S. Renee Hoban
NOTARY PUBLIC-STATE OF NEVADA	NOTART PUBLIC in and for said
COUNTY OF CLARJ	county and State
S. RENEE HOBAN
My Appointment Expires
October 25, 2002